Exhibit 99.1

Planet Reports Financial Results for Third Quarter of Fiscal 2022

Delivers Record Third Quarter Revenue of $31.7 Million

Reaffirms Full Year Revenue Outlook for Fiscal Year 2022

End of Period Customer Count Increased 32% Year-Over-Year

Fully Capitalized Following Receipt of Over $590m in Gross Proceeds from NYSE Debut

San Francisco, CA – December 13, 2021 – Planet Labs PBC (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its third fiscal quarter that ended October 31, 2021, demonstrating its continued execution and the momentum of its unique data subscription business. Last week, Planet listed on the New York Stock Exchange under the ticker “PL” following the close of its business combination with dMY Technology Group, Inc. IV, a special purpose acquisition company (dMY IV).

Third Quarter FY2022 Financial Highlights:

•	Revenue increased 16% year-over-year to $31.7 million.

•	Percent of Recurring Annual Contract Value (ACV) was 94%, compared to 93% in the third quarter of fiscal year 2021.

•	End of Period (EoP) Customer Count increased 32% year-over-year to 742 customers.

•

Gross Margin percentage expanded to 34%, compared to 27% in the third quarter of fiscal year 2021. Non-GAAP Gross Margin percentage expanded to 35%, compared to 28% in the third quarter of fiscal year 2021.

•	Net loss was $41.5 million and Adjusted EBITDA was ($12.3) million, driven by increased investments in R&D, sales and marketing and public company costs.

Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP equivalents are included below.

“Our strong performance this past quarter continues to demonstrate Planet’s ability to capture the market opportunity ahead of us,” said Will Marshall, Co-Founder, Chief Executive Officer and Chairperson of Planet. “With over $590 million gross proceeds raised as part of our debut on NYSE last week, we expect that we are fully capitalized to invest in our key growth initiatives, which include expanding our sales force, reinforcing the power of Planet’s proprietary Earth data, and growing our software organization to expand our analytic solutions. As digital transformation and sustainability continue to drive massive new demands across businesses and governments worldwide, we’ve never been more confident in Planet’s commercial momentum and opportunity for impact.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer added: “We are very excited by both our public listing and our rapidly growing, diversified global customer base. As our financial results demonstrate, Planet’s platform continues to drive tremendous value to companies in numerous vertical markets. We remain focused on executing against our top line growth plan and capitalizing on the robust demand that we see in the market for Planet’s data. During the third quarter, we achieved sales pipeline growth of 46% on a year-over-year basis. We see meaningful opportunities to continually create new markets, as well as grow our share in private and public sector customers alike.”

Recent Business Highlights:

Business Combination Transaction and Public Market Debut:

•	Planet completed its business combination with dMY IV, raising over $590 million in gross proceeds and listing on the New York Stock Exchange under the ticker “PL”.

•	Strong investor support demonstrated with less than 2% redemptions from dMY Technology Group IV, Inc. public shares.

•	Expected to fully capitalize the business and enable acceleration of both organic and inorganic growth vectors.

New and Expanded Customer Contracts:

•	Planet recently announced that it is providing critical nationwide disaster response data to FEMA through its partnership with New Light Technologies Inc.

•

Planet also signed a contract extension with the National Reconnaissance Office (NRO) that both expands the NRO’s access to Planet’s daily, unclassified data, and incorporates it into the NRO’s existing workflows.

•

Planet had a number of significant expansions among top commercial agriculture customers during the third quarter, including Taranis, who expanded into the Southern hemisphere to help farmers make informed decisions.

Acceleration of Analytics Capabilities:

•

Planet closed its acquisition of VanderSat, a leading provider of advanced earth data and analytics that report on key conditions on the Earth’s surface, including soil moisture, land surface temperature and vegetation optical depth.

•

By combining VanderSat’s innovative solutions with Planet’s daily monitoring capabilities, Planet will help customers see through clouds more clearly to make more informed decisions about crops, disasters, and resources.

•

The acquisition is expected to accelerate Planet’s strong position in agriculture and allow Planet to continue to mature its offerings in other verticals including insurance, civil government, and finance.

New Product Launches:

•	At Planet’s Explore 2021 user conference in October, Planet welcomed over 3,000 attendees and announced two major new products: Pelican and Fusion with SAR.

•	Pelican is a next-generation fleet of satellites that will provide very high resolution imagery and is planned to begin launching next year and be operational in 2023.

•	Fusion with SAR is a cutting-edge data enhancement that will be incorporated into Planet’s existing Fusion Monitoring product.

Sustainability Initiatives:

•

Planet attended and held numerous meetings and events at the United Nations’ Climate Change Conference (COP26) in Glasgow, UK, to discuss strategies to save the planet from the worst effects of the climate emergency, particularly in the areas of forestry and methane emissions - two areas that saw groundbreaking multinational commitments come out of the conference. Planet detailed how it can provide the data needed to track and report on the ambitious targets set at COP26 and hold national governments and individual actors accountable.

•

Carbon Mapper, a nonprofit partnering with Planet to deploy a ground-breaking hyperspectral satellite constellation that would help make reaching these sustainability targets a reality, recently received a $25 million investment from Bloomberg Philanthropies, increasing total funding for the partnership to $125 million. Planet and NASA JPL are in the process of building the first two hyperspectral Carbon Mapper satellites that will have the ability to pinpoint, quantify and track point-source methane and CO2 emissions.

Education & Research:

•

Planet’s robust Education and Research Program led to its satellite data being used in over 1,500 academic publications since 2016. Notably, in 2021, a study using Planet’s data was published an average of once every 15 hours. The program grew more than 80% since last year, demonstrating the high demand for Planet data in academic settings.

Governance Enhancements:

•

Planet welcomed two best-in-class members to its Board of Directors as part of its transition to the public markets: Twitter’s Chief Legal Officer, Vijaya Gadde, and Niccolo de Masi, former CEO of dMY Technology Group, Inc. IV. Their extensive expertise across technology, operations, and public markets are expected to complement strong skill sets already on Planet’s Board and support the company’s continued success.

Financial Outlook

For the fourth quarter of fiscal 2022, Planet expects to continue to invest in scaling its sales organization and expanding its software engineering capabilities.

Planet currently expects revenue to be in the range of approximately $35 million to $37 million and Non-GAAP Gross Margin percentage to be approximately 37% to 39%. Adjusted EBITDA loss is expected to be between approximately ($17) million and ($15) million and capex spend is expected to be between approximately $5 million and $7 million. Additionally, following the business combination with dMY IV, Planet’s pro forma shares outstanding as of October 31, 2021 are approximately 261.8 million on a basic and fully diluted basis.

Certain non-GAAP measures included in our financial outlook were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. We are unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because we are currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include stock-based compensation charges, depreciation and amortization and other items. The unavailable information could have a significant impact on our GAAP financial results.

The foregoing forward-looking statements reflect our expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. We do not intend to update our financial outlook until our next quarterly results announcement.

Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how we calculate the non-GAAP measures presented herein. In addition, please find below a reconciliation to the most directly comparable GAAP measure.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, December 13, 2021. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.incommglobalevents.com/registration/q4inc/9524/planet-fiscal-q3-2022-earnings-call/. You will then receive your access details via email.

Additionally, a supplemental Fiscal 3Q’22 Update presentation has been made available on Planet’s investor relations page.

About Planet

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites, capturing and compiling data from over 3 million images per day. Planet provides mission-critical data, advanced insights, and software solutions to over 700 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation trading on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Margin percentage, which is derived from Non-GAAP Gross Profit (Loss), and Adjusted EBITDA, which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with GAAP. The Company believes Non-GAAP Gross Margin percentage and Adjusted EBITDA are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

As mentioned above, Non-GAAP Gross Margin percentage, Non-GAAP Gross Profit (Loss) and Adjusted EBITDA are non-GAAP measures, are additions, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to Gross Profit (Loss), net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Further, Non-GAAP Gross Margin percentage, Non-GAAP Gross Profit (Loss) and Adjusted EBITDA are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit (Loss) and Non-GAAP Gross Margin percentage: the Company defines and calculates Non-GAAP Gross Profit (Loss) as Gross Profit (Loss) adjusted for stock-based compensation classified as cost of revenue, and Non-GAAP Gross Margin percentage as the percentage of Non-GAAP Gross Profit (Loss) to revenue. Non-GAAP Gross Profit (Loss) excludes stock-based compensation, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of convertible notes and warrant liabilities, gain or loss on the extinguishment of debt and non-operating income and expenses such as foreign currency exchange gain or loss.

Key Terms

Percent of Recurring ACV

In connection with the calculation of several of the key operational and business metrics the Company utilizes, it calculates Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. Planet believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count

The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with Planet at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. Planet sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with Planet, is counted only once. For example, if a customer utilizes multiple products of Planet, Planet only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Forward-looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s ability to capture market opportunity; whether and when the Company will be able to execute on its growth initiatives; whether the Company will realize any of the potential benefits from its acquisition of VanderSat; whether the Company will be able to successfully build or deploy its satellites, including new satellites that are in development; whether the experience any new executives or board members may have will result in benefits for Planet; whether the Company will be able to continue to invest in scaling its sales organization and expanding its software engineering capabilities in the fourth quarter of fiscal 2022; and the Company’s estimated fourth quarter fiscal 2022, revenue, non-GAAP gross profit margin, adjusted EBITDA and capex spend. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history making it difficult to predict its future operating results; the Company’s expectations that its operating expenses will increase substantially for the foreseeable future; whether the market for the Company’s products and services that is built upon our data set, which has not existing before, will grow as expected; whether current customers or prospective customers adopt the Company’s platform; whether the Company will be able to compete effectively with the increasing competition in its market from commercial entities and governments; the Company’s international operations creating business and economic risks that could impact its operations and financial results; the interruption or failure of the Company’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events that limit its ability to perform our daily operations effectively and provide its products and services; whether the Company experiences any adverse events, such as delayed launches, launch failures, its satellites failing to reach their planned orbital locations, its satellites failing to operate as intended, being destroyed or otherwise becoming inoperable, the cost of satellite launches significantly increasing and/or satellite launch providers not having sufficient capacity; the Company’s satellites not being able to capture Earth images due to weather, natural disasters or other external factors, or as a result of its constellation of satellites having restrained capacity; if the Company is unable to develop and release product and service enhancements to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner; downturns or volatility in general economic conditions, including as a result of the current COVID-19 pandemic or any other outbreak of an infectious disease; the loss of one or more of the Company’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future; the Company’s ability to raise adequate capital, including on acceptable terms, to finance its business strategies; the impact the Company’s indebtedness has on its ability to raise additional capital to fund operations, operate its business and react to changes in the economy or its industry; how rules and regulations in the Company’s highly regulated industry may impact its business; if the Company fails to maintain effective internal controls over financial reporting at a reasonable assurance level; and the other factors described under the heading “Risk Factors” in the Registration Statement on Form S-4 filed by dMY IV with the Securities and Exchange Commission (SEC) and any subsequent filings with the SEC the Company may make. Copies of each filing may be obtained from the Company or the SEC. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. The Company’s results for the quarter ended October 31, 2021 are not necessarily indicative of its operating results for any future periods.

PLANET

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Revenue	$31,700	$27,235	$94,063	$82,887
Cost of revenue	20,811	19,881	59,757	64,558

Gross Profit	10,889	7,354	34,306	18,329
Operating expenses
Research and development	14,959	11,270	39,521	32,441
Sales and marketing	12,441	10,178	33,691	27,221
General and administrative	11,800	8,141	31,939	25,548

Total operating expenses	39,200	29,589	105,151	85,210

Loss from operations	(28,311)	(22,235)	(70,845)	(66,881)

Debt extinguishment gain	—	—	—	673
Interest expense	(2,612)	(2,612)	(7,750)	(6,835)
Change in fair value of convertible notes and warrant liabilities	(10,172)	(5,834)	(11,429)	(16,513)
Other income (expense), net	(52)	(94)	(313)	520

Total other expense, net	(12,836)	(8,540)	(19,492)	(22,155)

Loss before provision for income taxes	(41,147)	(30,775)	(90,337)	(89,036)
Provision for income taxes	394	263	822	569

Net loss	$(41,541)	$(31,038)	$(91,159)	$(89,605)

Other comprehensive loss
Foreign currency translation adjustment, net of tax	139	42	335	37

Comprehensive loss	$(41,402)	$(30,996)	$(90,824)	$(89,568)

Basic net loss per share attributable to common stockholders	$(1.35)	$(1.06)	$(3.01)	$(3.13)
Diluted net loss per share attributable to common stockholders	$(1.38)	$(1.06)	$(3.01)	$(3.13)
Basic weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,771,738	29,159,535	30,264,402	28,640,817
Diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	30,795,950	29,159,535	30,264,402	28,640,817

PLANET

CONSOLIDATED BALANCE SHEETS (unaudited)

	October 31,	January 31,
(in thousands, except share and par value amounts)	2021	2021
Assets
Current assets
Cash and cash equivalents	$58,989	$71,183
Accounts receivable, net	15,177	47,110
Prepaid expenses and other current assets	19,068	7,134

Total current assets	93,234	125,427
Property and equipment, net	138,011	159,855
Capitalized internal-use software, net	10,473	11,994
Goodwill	88,393	88,393
Intangible assets, net	4,832	5,673
Restricted cash, non-current	5,749	4,982
Other non-current assets	8,977	2,984

Total assets	$349,669	$399,308

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,059	$1,446
Accrued and other current liabilities	28,642	30,195
Deferred revenue	47,013	57,570
Liability from early exercise of stock options	17,032	—
Convertible notes, at fair value	109,953	8,244
Preferred stock warrant liability	14,047	11,359
Debt, net of discount	64,972	—

Total current liabilities	288,718	108,814
Debt, net of discount	—	62,644
Convertible notes, at fair value	—	92,968
Deferred revenue	7,976	15,122
Deferred hosting costs	13,141	7,971
Deferred rent	1,354	2,991
Other non-current liabilities	1,287	1,287

Total liabilities	312,476	291,797

Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.00002 par value, 105,000,000 shares authorized, 85,682,990 shares issued and outstanding, $696,415 aggregate liquidation preference at October 31, 2021 and January 31, 2021	2	2
Common stock, $0.00002 par value, 155,000,000 and 15,000,000 Class A and Class B shares authorized, respectively; 17,625,967 and 14,876,627 Class A shares issued and outstanding at October 31, 2021 and January 31, 2021, respectively; 13,811,878 Class B shares issued and outstanding at October 31, 2021 and January 31, 2021	1	1
Additional paid-in capital	766,150	745,644
Accumulated other comprehensive income	2,104	1,769
Accumulated deficit	(731,064)	(639,905)

Total stockholders’ equity	37,193	107,511

Total liabilities and stockholders’ equity	$349,669	$399,308

PLANET

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended October 31,
(in thousands)	2021	2020
Operating activities
Net loss	$(91,159)	$(89,605)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	33,865	46,300
Stock-based compensation, net of capitalized cost of $514 and $392, respectively	12,619	11,089
Provision for doubtful accounts	140	1,001
Change in fair value of convertible notes and warrant liabilities	11,429	16,513
Debt extinguishment gain	—	(673)
Deferred income taxes	406	121
Amortization of debt discount and issuance costs	2,328	1,966
Changes in operating assets and liabilities
Accounts receivable	32,336	(17,512)
Prepaid expenses and other assets	(12,860)	(1,321)
Accounts payable, accrued and other liabilities	2,061	(565)
Deferred revenue	(17,401)	(768)
Deferred hosting cost	6,759	6,802
Deferred rent	(1,539)	(1,444)

Net cash used in operating activities	(21,016)	(28,096)

Investing activities
Purchases of property and equipment	(6,051)	(20,845)
Capitalized internal-use software	(2,678)	(3,009)
Other	(454)	(422)

Net cash used in investing activities	(9,183)	(24,276)

Financing activities
Proceeds from the exercise of common stock options	6,866	438
Proceeds from the early exercise of common stock options	17,928	—
Payments of deferred offering costs	(5,281)	—
Proceeds from issuance of debt and common stock warrants, net of issuance costs	—	14,862
Principal payment of convertible notes	—	(2,586)
Proceeds from issuance of convertible notes and preferred stock warrant	—	71,125

Net cash provided by financing activities	19,513	83,839

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(807)	250

Net increase in cash, cash equivalents and restricted cash	(11,493)	31,717
Cash, cash equivalents and restricted cash at the beginning of the period	76,540	27,739

Cash, cash equivalents and restricted cash at the end of the period	$65,047	$59,456

PLANET

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2021	2020	2021	2020
Reconciliation of Non-GAAP Gross Profit (Loss) to Gross Profit (Loss)
Gross Profit	$10,889	$7,354	$34,306	$18,329
Add: Stock-based compensation	226	199	688	585

Non-GAAP Gross Profit	$11,115	$7,553	$34,994	$18,914

Gross Margin percentage	34%	27%	36%	22%
Non-GAAP Gross Margin percentage	35%	28%	37%	23%

PLANET

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2021	2020	2021	2020
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(41,541)	$(31,038)	$(91,159)	$(89,605)
Interest expense	2,612	2,612	7,750	6,835
Interest income	(4)	(4)	(12)	(49)
Income tax provision	394	263	822	569
Depreciation and amortization	11,349	13,871	33,865	46,300
Debt extinguishment gain	—	—	—	(673)
Change in fair value of liabilities	10,172	5,834	11,429	16,513
Other income / expense, net	56	98	325	(471)
Stock based compensation	4,643	2,628	12,619	11,089

Adjusted EBITDA	$(12,319)	$(5,736)	$(24,361)	$(9,492)

Investor Contacts

Chris Genualdi

Planet Labs Inc.

ir@planet.com

John Christiansen/Warren Rizzi

Sard Verbinnen & Co

Planet-SVC@sardverb.com

Press Contacts

Trevor Hammond

comms@planet.com

John Christiansen/Cassandra Bujarski

Sard Verbinnen & Co

Planet-SVC@sardverb.com